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                                                                    EXHIBIT 23.6


                         INDEPENDENT AUDITIORS' CONSENT


The Board of Directors
Heartland Wireless Communications, Inc.:


We consent to (a) the incorporation by reference herein of our report dated July 28, 1995, on the balance sheets of Cross Country Division as of December 31, 1994 and 1993, and the related statements of operations, division equity, and cash flows for year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, which reports are included in the Form 8-K/A-2 of Heartland Wireless Communications, Inc. to be filed with the Securities and Exchange Commission on April 26, 1996 and (b) the reference to our firm under the heading "Experts" in the prospectus.


Our report relating to the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.


                                                   /s/ KPMG PEAT MARWICK LLP
                                                   KPMG Peat Marwick LLP



Dallas, Texas
April 26, 1996